EXHIBIT 4.1

AMENDED AND RESTATED CERTIFICATES OF DESIGNATION

OF

SERIES A PREFERRED STOCK

AND OF

SERIES B PREFERRED STOCK

OF

Broadview Institute, Inc.

(Pursuant to Chapter 302A of the Minnesota Business Corporation Act)

Broadview Institute, Inc., a corporation organized and existing under the Minnesota Business Corporation Act (hereinafter called the “Company”), hereby certifies on April 5, 2013 as follows:

FIRST: The Restated Articles of Incorporation of the Company authorize the issuance by the Board of Directors (the “Board”) of the Company of up to 5,000,000 shares of preferred stock (the “Preferred Stock”), with a par value of $0.01 per share, in one or more series, and further authorizes the Board to determine the designations, preferences, rights and qualifications, limitations or restrictions granted to or imposed upon any such series of Preferred Stock;

SECOND: In 1998, the Board adopted resolutions creating and authorizing the issuance of a series of said Preferred Stock to be known as “Series A Preferred Stock” (the “Series A Preferred Stock”) with an aggregate number of authorized shares of Series A Preferred Stock of 100,000, with a par value of $.01 per share, and filed the Certificate of Designation for the Series A Preferred Stock with the Secretary of State of the State of Minnesota.

THIRD: On March 29, 2005, following the Board adopted resolutions creating and authorizing the issuance of a series of said Preferred Stock to be known as “Series B Preferred Stock” (the “Series B Preferred Stock”) with an aggregate number of authorized shares of Series B Preferred Stock of 500,000, with a par value of $.01 per share, and filed the Certificate of Designation for the Series B Preferred Stock with the Secretary of State of the State of Minnesota on March 30, 2005.

FOURTH: On March 29, 2013, the Board duly adopted resolutions setting forth (i) amendments to such Certificate of Designation for the Series A Preferred Stock (under which no shares of Series A Preferred Stock have been or are planned to be issued and there are no shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock) and (ii) amendments to such Certificate of Designation for the Series B Preferred Stock of the Company (collectively, the “Amended and Restated Certificates of Designation”). The resolution setting forth said Amended and Restated Certificates of Designation is as follows:

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Restated Articles of Incorporation, as amended to date, the Board hereby (i) decreases to zero the number of shares of designated Series A Preferred Stock and hereby terminates and eliminates such Series A Preferred Stock designation and (ii) increases the designated Series B Preferred Stock from 500,000 shares to an aggregate of 5,000,000 shares, which shares of Series B Preferred Stock shall have the relative rights, preferences and privileges set forth below.

Series B Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated, from the Company’s undesignated shares, as “Series B Preferred Stock” (the “Series B Preferred Stock”) and shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the Company. The aggregate number of authorized shares of Series B Preferred Stock is 5,000,000.

Section 2. Voting Rights. Subject to the rights of the holders of shares of any series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to voting, each share of Series B Preferred Stock shall entitle its holder to vote on all matters submitted to the Company’s shareholders, as if such holder held the number of shares of the Company’s Common Stock (the “Common Stock”) into which such share of Series B Preferred Stock may be converted in accordance with Section 5. Except as otherwise required by law, the holders of shares of Series B Preferred Stock and Common Stock and any other capital stock of the Company having voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company. In the event that applicable law requires that the holders of Series B Preferred Stock shall be entitled to vote as a class or series on a particular matter, the holders of shares of Series B Preferred Stock and the holders of any other preferred stock of the Company shall vote together as one class or series on such matter to the extent permitted by law.

Section 3. Dividends.

(A)     Each share of Series B Preferred Stock shall entitle its holder to receive, when, as and if declared by the Board out of funds legally available for such purpose, cash dividends at an annual rate of $0.06 per share of Series B Preferred Stock. Such dividends shall accrue, without interest, and be cumulative if not declared and paid on such annual basis.

(B)     Subject to the rights of holders of any other series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to dividends, no dividends on any Common Stock or other capital stock of the Company will be declared or paid or set apart for payment in any year unless the Company has paid in full for such year the dividends described in Section 3(A) above plus all cumulative and unpaid dividends to the holders of Series B Preferred Stock.

Section 4. Liquidation.

(A)     Subject to the rights of holders of any other series of capital stock of the Company ranking on a parity with or superior to the Series B Preferred Stock with respect to liquidation preference, each share of Series B Preferred Stock shall entitle its holder to receive, in the event of the liquidation or dissolution of the Company, $1.25 in cash, together with an amount in cash equal to the cumulative dividends, whether or not declared, that are unpaid thereon up to the date of distribution, before any payment is made or assets distributed to the holders of Common Stock or any other capital stock of the Company.

(B)     If upon such liquidation or dissolution, and after any required preferential distribution of assets and funds to holders of shares of capital stock of the Company ranking superior to the Series B Preferred Stock with respect to liquidation preference, the assets and funds remaining available for distribution to holders of Series B Preferred Stock and all series of capital stock ranking on a parity with Series B Preferred Stock with respect to liquidation preference (collectively, the “Parity Stock”) shall be insufficient to pay the holders of such shares the full preferential amounts to which they shall be entitled, (i) as between the several series of Parity Stock, the total amount to be distributed to the holders of each individual series shall be determined by multiplying the total amount available for distribution to all holders of Parity Stock by a fraction, the numerator of which shall be the total liquidation preference of all shares of such individual series then outstanding and the denominator of which shall be the liquidation preference of all shares of Parity Stock then outstanding; and (ii) once the total amount to be distributed with respect to each individual series of Parity Stock has been determined pursuant to the foregoing calculation, each holder of such individual series shall share pro rata in the total amount to be distributed to all holders of such series in proportion to the number of shares of such series held.

(C)     Upon the completion of the distribution required by subparagraph (A) of this Section 4, the remaining assets of the Company, if any, available for distribution to stockholders shall be distributed among the holders of Common Stock.

Section 5. Conversion.

(A)     Each share of Series B Preferred Stock shall entitle its holder to convert such share of Series B Preferred Stock into one share of Common Stock.

(B)     Each share of Series B Preferred Stock shall automatically be converted into one share of Common Stock on the date upon which the Company obtains the written consent to such conversion by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

(C)     Each share of Series B Preferred Stock shall automatically be converted into one share of Common Stock on the date upon which the Company obtains the written consent to such conversion by the holders of a majority of the then outstanding shares of all preferred stock of the Company, voting together as one class, provided that all outstanding shares of preferred stock of the Company shall be converted into Common Stock concurrent with such conversion of Series B Preferred Stock.

Section 6. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

Section 7. Stock Splits, Dividends. The conversion rate stated in Section 5 above shall be equitably adjusted in the event of a stock split of or stock dividend on the Common Stock.

Section 8. No Preemptive Rights. The holders of Series B Preferred Stock shall not have any preemptive rights pursuant to Minnesota Statutes 302A.413. The Company may, however, grant preemptive rights by agreement.

Section 9. Status of Converted or Redeemed Stock. Upon redemption or conversion of any shares of Series B Preferred Stock, any shares so redeemed or converted shall constitute undesignated authorized but unissued shares of the Company. At such time as all outstanding shares of Series B Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such class or series shall also return to the status of undesignated shares; (ii) this Certificate of Designation shall be deemed amended to eliminate all authorized Series B Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Company are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

Section 10.     Waivers. Holders of a majority of the outstanding Series B Preferred Stock may waive the Company’s compliance with any provision set forth herein.

Section 11.     Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company. Each such notice shall be deemed given at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

I certify that I am authorized to execute these Amended and Restated Certificates of Designation and I further certify that I understand that by signing these Certificates I am subject to the penalties of perjury as set forth in Section 609.48, Minnesota Statutes, as if I had signed this Certificates under oath.

Kenneth J. McCarthy
Chief Financial Officer